Exhibit (a)(1)(v)

Cypress Semiconductor Corporation

Offer to Purchase for cash of

Up to all $599,994,000 Aggregate Principal Amount

of its Outstanding

1.00% Convertible Senior Notes due September 15, 2009

at a Purchase Price Determined in Accordance

with the Offer to Purchase and in any Event not greater than

$1,400, nor less than $1,000, per $1,000 Principal Amount of Notes

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON FRIDAY, SEPTEMBER 12, 2008, UNLESS THE OFFER IS EXTENDED.

August 14, 2008

To Our Clients:

Enclosed for your consideration is an Offer to Purchase (as may be supplemented and amended from time to time, the “Offer to Purchase”) dated August 14, 2008, and the related Letter of Transmittal (the “Letter of Transmittal”) by Cypress Semiconductor Corporation, a Delaware corporation (the “Company”), offering to purchase for cash up to $599,994,000 aggregate principal amount of its outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”). The Offer to Purchase together with the Letter of Transmittal (and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal) constitutes the “Offer” with respect to the Notes. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Notes are currently convertible at a conversion rate of 41.841 shares of common stock per US$1,000 principal amount of Notes, subject to adjustment, which is equivalent to a conversion price of approximately US$23.90 per share. Holders who tender their Notes on or before 5:00 p.m., New York City time, on September 12, 2008 will receive an amount per $1,000 principal amount of Notes (the “Purchase Price”) equal to the lesser of:

•

the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in the Offer to Purchase) of the Company’s common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) an amount as specified in the table on the cover page of the Offer to Purchase in the row entitled “premium” per $1,000 principal amount of Notes and (iii) accrued and unpaid interest from September 15, 2008 to, but excluding, the date of purchase; and

•	$1,400.00;

provided, however, that if the aggregate Purchase Price for all Notes validly tendered and not properly withdrawn in the Offer exceeds $800,000,000 (the “Maximum Aggregate Purchase Price”), then we will only purchase such aggregate amount of Notes equal to the product of (a) the Maximum Aggregate Purchase Price divided by the Purchase Price and (b) $1,000 (the “Maximum Offered Principal Amount”), and, provided further, that (x) if the Ten Day VWAP is greater than $32.00, then the Purchase Price shall be $1,400 or (y) if the Ten Day VWAP is less than $17.00, then the Purchase Price shall be $1,000. The actual amount of cash per Note you will receive if you participate in the Offer will be fixed after 5:00 p.m., New York City time, on Wednesday, September 10, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Thursday, September 11, 2008.

In the event that the amount of Notes validly tendered and not properly withdrawn prior to the Expiration Date exceeds the Maximum Offered Principal Amount, then the Company will accept for payment the Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. Notes not purchased in the Offer will be returned to tendering Holders of Notes at our expense promptly after the expiration of the Offer. See Section 3 of the Offer to Purchase entitled, “Terms of the Offer” and Section 8 entitled, “Acceptance of Notes for Payment; Accrual of Interest.”

The Offer documents and other materials relating to the Offer are being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. The Tender of any Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee (or registered in the name of The Depository Trust Company (“DTC”) but credited to the account of such broker, dealer, commercial bank, trust company or other nominee that is a DTC participant) to contact such broker, dealer, commercial bank, trust company or other nominee promptly if they wish to tender Notes pursuant to the Offer.

Accordingly, we request instructions as to whether you wish us to tender with respect to any or all of the Notes held by us for your account and pursuant to the terms and conditions set forth in the Offer. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Notes on your behalf in accordance with the provisions of the Offer.

Please note that Notes tendered pursuant to the Offer must be received by 5:00 p.m., New York City time on the Expiration Date in order to receive the Purchase Price and that the Offer will expire at 5:00 p.m., New York City time on the Expiration Date, unless extended. The Expiration Date may be extended as described in the Offer to Purchase.

A tender of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment by the Company pursuant to the Offer, may be withdrawn at any time after 5:00 p.m., New York City time, on Thursday, October 9, 2008 (the date that is 40 business days after the commencement of the Offer). No consideration shall be payable in respect of the Notes so withdrawn and the Notes tendered pursuant to the Offer will be promptly returned to the surrendering Holders. Except as otherwise provided in the Offer to Purchase, tenders of Notes pursuant to the Offer are irrevocable.

Your attention is directed to the following:

1. If you desire to tender Notes that you beneficially own pursuant to the Offer and receive the Purchase Price, we must receive your instructions in ample time to permit us to tender your Notes on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Notwithstanding any other provision of the Offer, the Company’s obligation to accept Notes tendered and to pay the Purchase Price is subject to, and conditioned upon, the satisfaction of the general conditions described in Section 10 of the Offer to Purchase entitled “Conditions of the Offer.”

The Offer is not conditioned on any minimum principal amount of Notes being tendered. The Company reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer at any time as set forth in Section 10 of the Offer to Purchase under the heading “Conditions of the Offer.”

3. Any transfer taxes incident to the transfer of Notes from the tendering Holder to the Company will be paid by the Company, except as provided in the Offer documents. If you wish to have us tender any or all of your Notes held by or through us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of

Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes registered in the name of DTC and credited to our account or the account of our nominee as a DTC participant.

IMPORTANT

The Letter of Transmittal (or a facsimile thereof), together with any Notes tendered and all other required documents must be received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for Holders to receive the Purchase Price.

Alternatively, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically accept the Offer and tender the Notes through DTC’s Automated Tender Offer Program (“ATOP”) as set forth under “The Offer—Procedures for Tendering Notes” in the Offer to Purchase. Holders tendering their Notes by book-entry transfer to the Depositary’s account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the Offer must transmit their acceptance to DTC which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Offer by Cypress Semiconductor Corporation with respect to the Notes.

This will instruct you to surrender the aggregate principal amount of the Notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

1.00% Convertible Senior Notes due September 15, 2009
Certificate number (if available)*	Aggregate principal amount of Notes surrendered**

*       If the space provided is inadequate, list the certificate numbers, principal amount in respect of Notes being surrendered on a separately executed schedule and affix the schedule hereto.

**     Unless otherwise indicated, it will be assumed that the entire aggregate principal amount represented by the Notes specified above is being surrendered.

PLEASE COMPLETE AND SIGN HERE

Signature(s):

Name(s) (Please Print):

Street Address:

City, State, Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

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